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                                                                     EXHIBIT 5.1



            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]



March 16, 2000

El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

         We are acting as special counsel to El Paso Energy Corporation, a Delaware corporation ("El Paso"), in connection with the Registration Statement on Form S-4 (No. 333-31060), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of shares of common stock, par value $3.00 per share, of El Paso ("El Paso Common Stock") by El Paso in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 17, 2000, by and among El Paso, El Paso Merger Company, a Delaware corporation and a wholly owned subsidiary of El Paso and The Coastal Corporation, a Delaware corporation ("Coastal"). Pursuant to the Merger Agreement, El Paso Merger Company will merge with and into Coastal, with Coastal surviving the merger as a wholly owned subsidiary of El Paso. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

         Pursuant to and subject to the terms and conditions of the Merger Agreement, El Paso will issue to holders of outstanding shares of Common Stock, par value $.33 1/3 per share, Class A Common Stock, par value $.33 1/3 per share, $1.19 Series A Convertible Preferred Stock, par value $.33 1/3 per share, $1.83 Series B Convertible Preferred Stock, par value $.33 1/3 per share, and $5.00


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El Paso Energy Corporation            -2-                         March 16, 2000


Series C Convertible Preferred Stock, par value $.33 1/3 per share, of Coastal (collectively, the "Coastal Stock"), up to approximately 269 million shares of El Paso Common Stock.

         In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of El Paso, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of El Paso as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the Merger Agreement and the Registration Statement, including all Exhibits thereto.

         In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Merger Agreement and certificates and oral or written statements and other information of or from representatives of El Paso and others and assume compliance on the part of all parties to the Merger Agreement with their covenants and agreements contained herein.

         Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that assuming all the outstanding shares of Coastal Stock in respect of which shares of El Paso Common Stock are to be issued as described in the Registration Statement are validly issued, fully paid and nonassessable, the shares of El Paso Common Stock, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         The opinion expressed above is based on the General Corporation Law of the State of Delaware as currently in effect, together with the applicable provisions of the Constitution of the State of Delaware and relevant decisional law. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter, if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Joint Proxy Statement - Prospectus forming a part of the




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El Paso Energy Corporation            -3-                         March 16, 2000



Registration Statement as having passed upon the validity of the issuance of the El Paso Common Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                      Very truly yours,


                                      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                      By:       /s/ GARY P. COOPERSTEIN
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